Exhibit 99.1

  WellCare First Quarter Net Income up 83% Year-over-Year Driven by
                       Membership Growth of 32%

    TAMPA, Fla.--(BUSINESS WIRE)--May 9, 2005--WellCare Health Plans, Inc. (NYSE:WCG):

    -- Membership increased to 765,000 as of March 31, 2005, representing 32% growth year-over-year, including 17% organic growth

    -- First quarter revenues increased 39% over prior year period to $418.9 million

    -- 17% Medicare membership growth in the first quarter and 23% through May

    -- Launched entry into Georgia, expanding service territory to seven states

    -- Announces intention to participate as standalone Medicare prescription drug plan

    WellCare Health Plans, Inc. (NYSE:WCG) today announced that net income for the first quarter of 2005 increased 83% to $10.6 million, or $0.27 per diluted share, based on 39.5 million weighted average shares outstanding, compared with $5.8 million, or $0.16 per pro forma diluted share, based on 26.2 million pro forma weighted average shares outstanding in the prior year period. Total revenues for the first quarter of 2005 increased 39% to $418.9 million compared with $301.8 million for the first quarter of 2004.
    "Strong membership growth in both our Medicare and Medicaid segments continues to drive our financial performance," stated Todd S. Farha, President and Chief Executive Officer of WellCare. "Our Medicare growth has exceeded our expectations, and with 23% membership growth through May, we have nearly achieved our full year Medicare growth target. During the quarter, we have continued to advance our mission of improving the health and well-being of our members, strengthening our relationships with healthcare providers and providing savings to our government partners in the seven states we serve, including Georgia as our newest addition."

    Results of Operations for the First Quarter

    Total Revenue: Total revenue for the first quarter of 2005 increased $117.0 million, or 39%, to $418.9 million compared with $301.8 million for the same period last year, principally attributable to the Company's 17% organic membership growth and 15% growth in membership related to the acquisition of Harmony.
    Medical Benefits Expense: Medical benefits expense for the first quarter of 2005 was $344.9 million, representing 82.9% of premium revenues, compared with $251.4 million, representing 83.5% of premium revenues, for the same period last year.
    Selling, General and Administrative Expense: Selling, general and administrative expense was $51.2 million for the first quarter of 2005, representing 12.2% of total revenues, compared with $36.8 million, or 12.2% of total revenues, for the same period last year. The Company continues its investment in technology, sales and marketing efforts as well as general spending necessary to support its growth strategy.
    Net Income: Net income for the first quarter of 2005 was $10.6 million, or $0.27 per diluted share, based on 39.5 million weighted average shares outstanding, compared with $5.8 million, or $0.16 per pro forma diluted share, based on 26.2 million pro forma weighted average shares outstanding for the same period last year.

    Balance Sheet and Cash Flow Highlights

    As of March 31, 2005, the Company had cash and cash equivalents of $340.7 million as well as investments classified as current assets of $173.7 million. For the quarter ended March 31, 2005, the Company had positive cash flow from operations of $42.3 million on an adjusted basis excluding the change in unearned premiums of $1.0 million. Cash provided by operations was $43.3 million on a GAAP basis, which does not include this unearned premiums adjustment. The Company believes that excluding changes in unearned premiums is a better measure of cash flow from operations, as changes in unearned premiums are strictly a function of the timing of cash receipts from federal and state agencies at the end of a period.
    Days in claims payable was 54 at the end of the first quarter of 2005, compared with 56 at the end of the fourth quarter of 2004 and consistent with 54 days for the first quarter of 2004, principally due to the timing of the claims payment process at quarter end.

Membership and Other Operating Statistics:

                                                 March 31,  March 31,
                                                   2005        2004
                                                 --------   ---------
     Florida                                      530,000    495,000
     New York                                      75,000     60,000
     Connecticut                                   33,000     26,000
     Illinois                                      68,000       --
     Indiana                                       58,000       --
     Louisiana (1)                                    600       --
                                                 --------   --------
        Total                                     764,600    581,000
                                                 ========   ========

(1) Louisiana enrollment began in November 2004.

                                                March 31,   March 31,
                                                   2005       2004
                                                 --------   --------
     TANF                                         553,000    390,000
     SSI                                           58,500     52,500
     SCHIP                                         82,000     84,000
     FHP                                           17,500     11,000
     Medicare                                      53,600     43,000
     Commercial                                      --          500
                                                 --------   --------
        Total                                     764,600    581,000
                                                 ========   ========


                                                  Three Months Ended
                                                      March 31,
                                                   2005       2004
                                                 --------   --------
     Medical Benefits Ratio                          82.9%      83.5%
     Selling, General and
      Administrative Expense Ratio                   12.2%      12.2%


                                                 March 31,   Dec. 31,
                                                   2005        2004
                                                 --------   --------
          Days in Claims Payable                       54         56

    Growth Initiatives

    Georgia: In March 2005, WellCare was granted a license to offer Medicare health plans in Georgia. The Company is also participating in the state's Request for Proposal process to be able to offer managed Medicaid and related plans in Georgia.
    Medicare Expansion: In addition to its 32 active Medicare counties, the Company has applications on file with the Centers for Medicare & Medicaid Services (CMS) for expansion into 18 additional counties in four of its states to offer Medicare services representing nearly one million eligibles. If all of these applications are approved, the Company will be active in 50 counties representing five million Medicare eligibles.
    Prescription Drug Plan: The Company has notified CMS of its intent to offer a prescription drug plan under Part D of the Medicare Prescription Drug Improvement and Modernization Act of 2003.

    Guidance

    The Company raised its 2005 net income guidance from the range of $57 to $60 million to the range of $60 to $62 million, based on anticipated revenues of $1.72 to $1.75 billion, and earnings per fully diluted share of $1.50 to $1.55 assuming 40 million weighted average shares outstanding. WellCare also issued second quarter earnings per share guidance of $0.32 to $0.34 on revenues of $430 million to $435 million. This guidance excludes future costs associated with the Company's participation as a standalone prescription drug plan.

    Pro Forma Earnings Per Diluted Share

    Pro forma earnings per diluted share, a non-GAAP financial measure, is calculated giving effect to the Company's change in capital structure effected in connection with its initial public offering. Pro forma earnings per diluted share is reconciled to GAAP net income per common unit in the accompanying condensed consolidated statements of income. Because pro forma earnings per share is not a measurement determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, it may not be comparable to other similarly titled measures of other companies.

    Conference Call

    The live broadcast of WellCare's first quarter conference call will begin at 8:30 a.m. Eastern time on May 10, 2005. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.wellcare.com, under the Investor Relations section, or at www.earnings.com.

    About WellCare Health Plans, Inc.

    WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves approximately 765,000 members in Florida, New York, Connecticut, Illinois, Indiana and Louisiana. For more information about WellCare, please visit the Company's website at www.wellcare.com.

    Cautionary Statement Regarding Forward-Looking Statements

    This release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, including statements related to WellCare's expected 2005 financial results, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare's actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: the potential expiration, cancellation or suspension of WellCare's state or federal contracts; the potential denial by the Centers for Medicare & Medicaid Services of WellCare's expansion or prescription drug plan applications; WellCare's lack of prior operating history, including lack of experience with network providers and health benefits management, in expansion markets or in the prescription drug plan business; WellCare's ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare's ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in healthcare laws; potential reductions in funding for government healthcare programs; regulatory changes or developments, including potential marketing restrictions or sanctions and premium recoupment; potential fines, penalties or operating restrictions resulting from regulatory audits, examinations, investigations, or other inquiries; risks associated with WellCare's acquisition strategy; risks associated with WellCare's substantial debt obligations; and risks associated with WellCare's business operations, including its ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the heading "Risk Factors" in WellCare's Form 10-K filed with the Securities and Exchange Commission on February 15, 2005. WellCare specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.


                      WELLCARE HEALTH PLANS, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
   (Unaudited, dollars in thousands, except per share and unit data)

                                                 Three Months Ended
                                                       March 31,
                                                 -------------------
                                                   2005       2004
                                                 --------   --------
Revenues:
 Premium                                         $415,866   $301,250
 Investment and other income                        3,015        586
                                                 --------   --------
  Total revenues                                  418,881    301,836

Expenses:
 Medical benefits                                 344,926    251,435
 Selling, general and administrative               51,248     36,791
 Depreciation and amortization                      2,042      1,659
 Interest                                           3,205      2,265
                                                 --------   --------
  Total expenses                                  401,421    292,150
                                                 --------   --------

Income before income taxes                         17,460      9,686
Income tax expense                                  6,820      3,864
                                                 --------   --------
Net income                                        $10,640      5,822
                                                 ========

Class A common unit yield                                     (1,571)
                                                            --------

Net income attributable to common units                       $4,251
                                                            ========

Net income per share:
 Basic                                              $0.29
 Diluted                                            $0.27

Net income attributable per common unit:
 Basic                                                         $0.15
 Diluted                                                       $0.13

Pro forma net income attributable per share (1):
 Basic                                                         $0.19
 Diluted                                                       $0.16

(1) Pro forma net income attributable per share is calculated as net income divided by pro forma weighted average common shares outstanding and reflects the pro forma effects of automatic conversion of all outstanding common units into shares of the Company's common stock effective upon the closing of the Company's initial public offering, but does not include any common stock issued in conjunction with the initial public offering. The Company's historical capital structure is not indicative of its current structure due to the automatic conversion of all units into common stock, the conversion of the Class A Common Unit Yield into common stock, and issuance of new common stock concurrent with the closing of the Company's initial public offering and secondary public offering. Accordingly, historical basic and diluted net income attributable per common unit should not be used as an indicator of the future earnings per common share.


                      WELLCARE HEALTH PLANS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
         (Unaudited, dollars in thousands, except share data)

                                                March 31, December 31,
                                                   2005       2004
                                                 --------   --------
                                ASSETS
Current Assets:
 Cash and cash equivalents                       $340,745   $397,627
 Investments                                      173,746     75,515
 Premiums and other receivables, net               44,534     52,170
 Prepaid expenses and other current assets          5,512      6,119
 Income taxes receivable                             --        1,615
 Deferred income taxes                             18,123     15,362
                                                 --------   --------
  Total current assets                            582,660    548,408

Property and equipment, net                        13,943     12,587
Goodwill                                          180,848    180,848
Other intangibles, net                             24,140     25,441
Restricted investment assets                       31,502     31,473
Other assets                                          256        279
                                                 --------   --------
     TOTAL ASSETS                                $833,349   $799,036
                                                 ========   ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Medical benefits payable                        $206,931   $190,595
 Unearned premiums                                 64,453     63,449
 Accounts payable and accrued expenses             34,474     35,520
 Income taxes payable                               5,631       --
 Current portion of long-term debt                  1,600      1,600
                                                 --------   --------
  Total current liabilities                       313,089    291,164

Notes payable to related party                     25,000     25,000
Long-term debt                                    156,541    156,901
Deferred income taxes                              15,588     14,818
Other liabilities                                   2,743      2,522
                                                 --------   --------
  Total liabilities                               512,961    490,405

Commitments and contingencies

Stockholders' Equity:
 Preferred Stock, $0.01 par value (20,000,000
  authorized, no shares issued or outstanding)
 Common Stock, $0.01 par value (100,000,000
  authorized, 38,768,293 and 38,590,655 shares
  issued and outstanding)                             388        386
 Paid-in capital                                  231,912    230,804
 Retained earnings                                 88,084     77,444
 Accumulated other comprehensive income (expense)       4         (3)
                                                 --------   --------
  Total stockholders' equity                      320,388    308,631
                                                 --------   --------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $833,349   $799,036
                                                 ========   ========


                      WELLCARE HEALTH PLANS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                 Three Months Ended
                                                       March 31,
                                                 -------------------
                                                   2005        2004
                                                 --------   --------
Cash from operating activities:
 Net income                                       $10,640     $5,822
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization expense            2,042      1,659
   Realized gains on investments                        7       --
   Equity-based compensation expense                  719        260
   Accreted interest                                   40        277
   Deferred taxes, net                             (1,991)      (909)
   Provision for doubtful receivables                --        1,416
   Changes in operating accounts, net
    of effect of acquisition:
     Premiums and other receivables                 7,636     (5,347)
     Prepaid expenses and other current assets        590       (769)
     Medical benefits payable                      16,336        106
     Unearned premiums                              1,004    (24,215)
     Accounts payable and other accrued expenses   (1,169)    (4,675)
     Accrued interest                                 257     (1,514)
     Taxes payable                                  7,246      3,732
     Other liabilities                                (53)      --
                                                 --------   --------
Net cash provided by (used in) operations          43,304    (24,157)
                                                 --------   --------

Cash from investing activities:
 Proceeds from sale of investments
  of investments, net                              25,174         48
 Purchases of investments                        (123,405)    (5,201)
 Purchases and depositions
  of restricted investments                           (29)    (4,847)
 Additions to property and equipment, net          (2,098)      (774)
                                                 --------   --------
Net cash used in investing activities            (100,358)   (10,774)
                                                 --------   --------

Cash from financing activities:
 Proceeds from options                                572       --
 Payments on debt                                    (400)    (3,591)
                                                 --------   --------
Net cash provided by (used in)
 financing activities                                 172     (3,591)
                                                 --------   --------
Net decrease in cash and cash equivalents         (56,882)   (38,522)
Cash and cash equivalents
 at beginning of period                           397,627    237,321
                                                 --------   --------
Cash and cash equivalents at end of period       $340,745   $198,799
                                                 ========   ========

Supplemental disclosures of
 cash flow information:
  Cash paid for taxes                              $1,571     $1,040
                                                 ========   ========
  Cash paid for interest                           $2,643     $2,002
                                                 ========   ========


    CONTACT: WellCare Health Plans Inc., Tampa
             Thad Waugh, 813-865-1284
             thad.waugh@wellcare.com